Exhibit 99.1

Joint Filing Agreement

The undersigned acknowledge and agree that the Schedule 13G with respect to beneficial ownership by the undersigned of shares of common stock, $0.001 par value, of Eagle Point Credit Company Inc. filed on or about the date hereof is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to such Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person or entity knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which counterparts taken together shall constitute one and the same instrument.

OA EAGLE GROUP INVESTORS, LLC
By:	Ottawa Avenue Private Capital, LLC, its manager
By:	/s/ David S. Reynolds	February 8, 2023
Name:	David S. Reynolds
Title:	Chief Financial Officer

OA EAGLE GROUP INVESTORS II, LLC
By:	Ottawa Avenue Private Capital, LLC, its manager
By:	/s/ David S. Reynolds	February 8, 2023
Name:	David S. Reynolds
Title:	Chief Financial Officer

OTTAWA AVENUE PRIVATE CAPITAL, LLC
By:	/s/ David S. Reynolds	February 8, 2023
Name:	David S. Reynolds
Title:	Chief Financial Officer

WAKESTREAM HOLDINGS, INC.
By:	/s/ Robert H. Schierbeek	February 8, 2023
Name:	Robert H. Schierbeek
Title:	Chief Executive Officer